Exhibit 99.1

Highlands Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2012

VERNON, N.J.--(BUSINESS WIRE)--July 18, 2012--Highlands Bancorp, Inc. (OTCQB: HSBK) parent company of Highlands State Bank, reported second quarter net income of $204,000 compared to net income of $234,000 for the same period in 2011. For the six months ended June 30, 2012 net income was $369,000 compared to a net income of $461,000 for the same period in 2011. After dividends and discount accretion on preferred stock, second quarter 2012 net income available to common stockholders was $177,000 or $.10 per diluted common share compared to net income of $154,000 or $.09 per diluted common share for the same period in 2011. The comparable six month results reflect net income available to common stockholders for 2012 of $336,000 or $.19 per diluted common share compared to net income of $302,000 or $.17 per diluted common share. In 2011, the Company redeemed the preferred stock it had issued to the United States Treasury as part of the Capital Purchase Program (CPP) with the proceeds of a new investment made by the Treasury under the Small Business Lending Fund (SBLF) program, which bears a lower dividend rate.

Net interest income increased by $160,000 to $1,726,000 for the second quarter of 2012 when compared to net interest income of $1,566,000 for the second quarter of 2011 as a result of loan portfolio growth and lower costs of funds during the period. For the first six months of 2012, net interest income was $3,356,000 compared to $3,114,000 for the same period of 2011. The provision for loan losses increased by $117,000 to $193,000 for the second quarter of 2012 when compared to a provision of $76,000 for the second quarter of 2011, and also increased $209,000 to $336,000 for the first six months of 2012 when compared to $127,000 for the same period in 2011. The provision for loan losses increased in 2012 due to loan growth and additional reserves on increased non-performing loans. Charge-offs for the second quarter of 2012 totaled $1,000 compared to no charge-offs for the second quarter of 2011. There were no recoveries of previously charged off loans during the second quarter of 2012, compared to $3,000 during the same period in 2011. Non-interest income for the second quarter of 2012 and the first six months of 2012 increased $11,000 and $25,000 to $113,000 and $265,000 respectively, when compared to the same periods in 2011. Non-interest expenses increased by $84,000 to $1,442,000 for the quarter and by $150,000 to $2,916,000 for the six months ended June 30, 2012 when compared to similar periods of 2011 due to higher salary and benefit costs resulting from additions made to staff, increased occupancy and equipment charges relating to the Totowa branch, and higher advertising, data processing, other real estate owned and miscellaneous costs, which were partially offset by lower legal costs and reduced deposit insurance premium charges.

Total assets at Highlands State Bank were $185.4 million on June 30, 2012, increasing $19.4 million or 11.7% when compared to total assets of $166.0 million at December 31, 2011. Deposits increased $19.5 million or 13.8% from $141.0 million on December 31, 2011 to $160.5 million on June 30, 2012. Net loans outstanding on June 30, 2012 were $145.7 million compared to $131.3 million on December 31, 2011, an increase of $14.4 million or 11.0%. Non-accrual loans increased to $6.2 million at June 30, 2012 compared to $4.9 million at December 31, 2011.

Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
INCOME STATEMENT
Net interest income	$1,726	$1,566	$3,356	$3,114
Provision for loan losses	193	76	336	127
Non-interest income	113	102	265	240
Non-interest expense	1,442	1,358	2,916	2,766
Net income	204	234	369	461
Preferred stock dividends and accretion	(27)	(80)	(33)	(159)
Net income available to
common stockholders	$177	$154	$336	$302

EARNINGS PER COMMON SHARE:
Net income available to
common stockholders:
Basic and diluted	$0.10	$0.09	$0.19	$0.17

Weighted average common shares
Basic and diluted	1,788,262	1,788,262	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA
AT END OF PERIOD	6/30/2012	12/31/2011
Total loans	$148,069	$133,390
Allowance for loan losses	2,388	2,083
Investment securities	15,188	15,291
Total Assets	185,369	165,987
Total Deposits	160,522	141,047
Stockholders' Equity	18,833	18,513

Book value per common share	$6.70	$6.52
Tangible book value per common share	$6.25	$6.07

ASSET QUALITY
Non-accrual loans	$6,179	$4,929
Loans past due 90 days and
still accruing	-	959
Troubled debt restructurings currently
in compliance with new terms	1,317	1,054
OREO property	2,352	3,170
Allowance for loan losses to total loans	1.61%	1.56%
Non-performing loans to total loans	5.06%	5.20%

CONTACT:
Highlands Bancorp, Inc.
George E. Irwin, 973-764-3200